Exhibit 99.(r)(1)

Brookfield Public Securities Group LLC: Code of Ethics Policies and Procedures

(Dated as of February 10, 2020)

Each of the following documents (individually and collectively, as the context requires) shall constitute the Code of Ethics for the Brookfield Public Securities Group LLC (“PSG” and the “PSG Code of Ethics”):

1.	Brookfield Code of Business Conduct and Ethics (February 2020), attached as Exhibit A:

2.	Brookfield Personal Trading Policy (Dated as of February 2020) (“PSG Personal Trading Policy”), including Appendix E to the PSG Personal Trading Policy which covers the Independent Directors/Trustees of each Brookfield Open-End and Closed-End Fund, both attached as Exhibit B; and

3.	Principal Executive and Senior Financial Officer Code of Ethics (February 2018), attached as Exhibit C.

Attached hereto as Appendix A is a summary of each policy and details regarding the specific application of each policy to PSG employees and the Independent Directors/Trustees of the Brookfield Funds.

Appendix A

SUMMARY OF PSG CODE OF ETHICS

A primary duty of all employees of Brookfield Public Securities Group (“PSG”) and its affiliated companies, when dealing with its investment advisory clients, is to conduct themselves in conformance with highest ethical standards. Thus, no employee of the PSG will be permitted to engage in any activity that could result in an actual, potential, or perceived conflict of interest, and must avoid any action that may be perceived as a breach of trust.

PSG has adopted each of the Codes’ of Ethics below to specify and prohibit certain types of personal securities transactions deemed to create a conflict of interest and to establish reporting requirements and preventive procedures pursuant to the provisions of (i) Rule 204A-1 of the Investment Advisers Act of 1940 (“Advisers Act”), (ii) Rule 17j-1 under the Investment Company Act of 1940 (“Investment Company Act”) and (iii) Section 303-1 of the Sarbanes-Oxley Act of 2002 (“SOX”).

I.	Code of Business Conduct: This Code serves as a guide for how you should conduct yourself while a member of the PSG team. All employees of PSG must follow every aspect of the Code and certify his/her commitment each year and have obligation to report any Code violations of but not limited to:

●	PSG’s Assets, Resources and Data;

●	Books and Records and Public Disclosures;

●	Duties to Stakeholders;

●	Communications and Media;

●	Conflicts of Interest and Personal Behavior;

●	Positive Work Environment; and

●	Compliance with Laws, Rules, Regulations and Policies.

II.	Personal Trading Policy: The objective of this Policy is to provide guidance on when it is permissible for employees (“Access Persons”) of PSG, and their family members, (as well as the directors/trustees of the Brookfield Funds) to trade securities for their respective personal accounts (and accounts over which they have trading authority or exercise similar influence), when such actions are prohibited, and the protocol to be followed when personal trading is conducted. Any violations of this Policy can have severe consequences including suspension or termination of employment for, among other things:

●	Insider Trading

●	Tipping

●	Trading Advice

●	Trading During a Trading Blackout Period

●	Hedging Transactions

●	Short-term Trading

●	Pledging of Securities

●	Marketable Securities

●	Deferred Share Units/Restricted Share Units

III.	SOX Code of Ethics: The main intention of SOX is to prevent any officer or director of an issuer, or any other person acting under the direction thereof, to take any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified accountant engaged in the performance of an audit of the financial statements of that issuer for the purpose of rendering such financial statements materially misleading.

Accordingly, PSG employees subject to this Code are encouraged to report violations of this Code to their supervisor. Alternatively, you may contact PSG’s internal legal counsel to report violations. In the event you do not want to report violations to your supervisor or internal legal counsel, you can always report a complaint through PSG’s reporting hotline.

Brookfield

Exhibit A

CODE OF BUSINESS CONDUCT AND ETHICS

February 2020

v

INTRODUCTION

The Code of Business Conduct and Ethics (the “Code”) applies to all directors, employees, and consultants (collectively, “you”) of Brookfield Public Securities Group LLC (“PSG”) and Brookfield Public Securities Group (UK) Ltd. (“PSG UK”)and Brookfield Investment Management (Canada) Inc. (“BIM Canada”) (collectively “Brookfield, “we”, “us”, “our”, “Brookfield” or the “company”).1 Before you begin your relationship with the company, you must complete the form attached to the Code as Appendix A, which serves as a formal acknowledgement that you have received, read and understood the Code, and will comply with it.

FREQUENTLY ASKED QUESTIONS

WHY DO WE HAVE A CODE?

The Code serves as a guide for how you should conduct yourself while a member of the Brookfield team.

WHO MUST FOLLOW THE CODE?

All directors, employees, and consultants of Brookfield must adhere to the Code. Hereinafter, references to employees also include consultants.

WHAT ARE YOUR RESPONSIBILITIES?

You have two responsibilities. First, you must follow every aspect of the Code and certify your commitment each quarter. Second, if you suspect someone may be violating the Code you have an obligation to report it. To make a report, follow the section of the Code: “Reports and Complaints”.

HOW WILL I KNOW IF THERE IS A PROBLEM?

The Code attempts to deal with the most common issues that you may encounter, but it cannot address every question that may arise. When you’re not sure what to do, ask yourself the following questions:

●	Is it illegal?

●	Does it feel like the wrong thing to do?

●	Would you feel uncomfortable if others knew about it?

●	Will it have the potential to create a negative perception of you or the company?

●	Do you have a personal interest that has the potential to conflict with the company’s interest?

If you answer “yes” to any of these questions your proposed conduct may violate the Code and you should ask for help.

HOW SHOULD I ASK FOR HELP?

If you have questions about the Code or about the best course of action in a particular situation, you should seek guidance from your supervisor, the compliance department or internal legal counsel.

What are the consequences for violating the code?

Violations of the Code can vary in its consequences. If you’re an employee, it could result in a reprimand or other disciplinary action, including the termination of your employment at the company for cause. If you’re a director, a violation may necessitate your resignation. Certain violations of the Code also contravene applicable laws and therefore can have severe consequences outside of Brookfield. Depending on your actions, failing to comply could lead to civil or criminal prosecution, which could result in substantial fines, penalties and/or imprisonment.

1 As the context requires, “Brookfield” shall also be defined to include Brookfield Asset Management Inc. (“BAM”), the parent company, and BAM’s other affiliates.

2

SUMMARY OF THE CODE’S RULES

BUSINESS CONDUCT

1.	Use company assets only for legitimate business purposes.

2.	Protect all confidential information in the company’s possession.

3.	All intellectual property that you may have a role in creating belongs to the company.

4.	The documents of the company are a valuable resource and must be protected.

5.	Ensure that the books of the company are accurate and all business transactions are authorized.

6.	Ensure that the company provides fair and accurate disclosure.

7.	Deal fairly with the company’s stakeholders.

8.	Exercise extra caution when managing third party capital.

PERSONAL CONDUCT

9.	Use email, the Internet, telephones and other forms of oral/written communication appropriately.

10.	Be cautious in your use of social media.

11.	Only speak on behalf of the company when authorized to do so.

12.	Avoid situations in which your personal interests conflict with the interests of the company.

13.	Exhibit personal behavior that is consistent with and reinforces a positive image of the company.

14.	Remember your duties to Brookfield when participating in outside interests.

15.	Obtain permission before joining the board of directors or similar body of another entity, or engaging in any outside business activity.

16.	Do not take corporate opportunities as your own personal opportunities.

POSITIVE WORK ENVIRONMENT

17.	Help create a tolerant work environment free from discrimination and harassment.

18.	Report all incidents of discrimination and harassment.

19.	Help ensure the health and safety of fellow directors and employees.

20.	Protect one another’s private personal information.

LEGAL COMPLIANCE

21.	Know and comply with all laws, rules and regulations applicable to your position.

PERSONAL TRADING

22.	Do not trade in any publicly-traded securities if you possess material nonpublic information.

23.	Do not engage in the “tipping” of information.

24.	Do not trade in Brookfield securities during a blackout period.

25.	Do not trade in non-Brookfield securities.[2]

26.	You must pre-clear all your securities trades.[1]

ANTI-BRIBERY AND CORRUPTION; ANTI-MONEY LAUNDERING

27.	Do not give or receive bribes, including “facilitation payments”.

28.	Interactions with public officials require enhanced scrutiny and sensitivity.

29.	Do not let joint venture partners, agents, contractors or suppliers pay bribes on our behalf.

30.	The giving or receiving of gifts and entertainment should be proportionate and reasonable.

31.	Do not offer contributions to political parties/candidates that might influence a business decision.

32.	Do not engage in any lobbying activities on behalf of the company without specific authorization.

33.	Do not solicit/offer donations that may send the message that compliance is required for business.

34.	Record all our transactions in a complete, accurate and detailed manner.
35.	Ensure that our operations are not used for money laundering.

2 Please refer to the Brookfield Personal Trading Policy.

3

COMMITMENT TO PROPER BUSINESS CONDUCT

PROTECTING THE COMPANY’S ASSETS AND RESOURCES

The company’s assets are to be used only for legitimate business purposes.

The company’s assets are meant for business use, not for personal use. We all have a responsibility to protect and safeguard the company’s assets from loss, damage, theft, misuse and waste. If you become aware of loss, damage, theft, misuse or waste of our assets, or have any questions about your proper use of them, you should speak with your supervisor. The company’s name (including its corporate letterhead and logo), facilities and relationships are valuable assets and must only be used for authorized company business and never for personal activities. If you use the company’s assets for personal benefit, or otherwise are careless or wasteful with the company’s assets, you may be in breach of your duty to the company. You have a responsibility not to abuse company resources for expense reimbursement. Any requests for reimbursement for authorized company expenses must be for legitimate business expenses. If you are unsure whether a certain expense is legitimate, you should speak with your supervisor or refer to the company’s Travel and Entertainment Expense Policy.

Confidential information must be protected at all times.

We must protect confidential information in our possession from disclosure, both information about us and information about other companies and our clients. This includes all confidential memos, notes, lists, records and other documents in your possession. All of these are to be delivered to the company promptly after your employment ceases or at any time upon the company’s request, and your obligation to protect this information continues after you leave the company. You must protect hard copies of confidential information that are removed from the office (e.g., to be worked with at home or at external meetings). It is important to use discretion when discussing company business in public places such as in elevators, restaurants, and public transportation, or when using your phone or email outside of the office. You also should be careful not to leave confidential information in unattended conference rooms or in public places where others can access it. While at Brookfield, if you become aware of confidential information about another entity that you know or suspect has been inadvertently disclosed, seek guidance from the Chief Compliance Officer or internal legal counsel before using or acting upon this information.

Intellectual property belongs to the company.

During the course of your employment, you may be involved in the creation, development or invention of intellectual property such as concepts, methods, processes, inventions, confidential information and trade secrets, works of authorship, trademarks, service marks and designs. All such intellectual property and the rights therein, such as copyrights and patents, will be owned by the company. You are responsible for cooperating with the company and providing all necessary assistance to ensure that all intellectual property and related rights become the exclusive property of the company.

The documents of the company are a valuable resource and must be protected.

It is critical that we preserve the integrity of our business records, follow the guidelines set forth in any Brookfield document retention policies and comply with related legal and regulatory requirements. If you are notified that your documents are relevant to an anticipated or pending litigation, investigation or audit, you must follow the guidance set forth in the notification you receive from the Chief Compliance Officer or legal counsel.

4

ACCURACY OF BOOKS AND RECORDS; PUBLIC DISCLOSURES

Ensure that the books and records of the company are complete and accurate and that all business transactions are properly authorized.

The books and records of the company must reflect all its transactions in order to permit the preparation of accurate financial statements. Employees must never conceal information from (i) an external auditor; (ii) internal audit; or (iii) the audit committee of Brookfield affiliated funds, Brookfield Asset Management or a controlled affiliate. In addition, it is unlawful for any person to fraudulently influence, coerce, manipulate or mislead an external auditor of the company.

The company’s contracts and agreements govern our business relationships. Because the laws governing contracts and agreements are numerous and complicated we have put in place policies and procedures to ensure that any contract entered into by the company has the appropriate level of approval. As a result, employees who enter into contracts or agreements on behalf of the company must have proper authorization and, prior to their execution, these documents must be reviewed by internal legal counsel where required by policy or practice.

Ensure that the company provides fair and accurate public disclosure.

All employees who are responsible for the preparation of the company’s public disclosures, or who provide information as part of this process, must ensure that disclosures of information are made honestly and accurately. Employees must be aware of and report any of the following: (a) fraud or deliberate errors in the preparation, maintenance, evaluation, review or audit of any financial statement or financial record; (b) deficiencies in, or noncompliance with, internal accounting controls; (c) misrepresentation or false statements in any public disclosure document, such as annual and quarterly reports, prospectuses, information/proxy circulars and press releases; or (d) deviations from full and fair reporting of the company’s financial condition.

Additionally, each person who is in a financial reporting oversight role, and their immediate family members, are prohibited from obtaining any tax services from the auditor, irrespective of whether the company or such person pays for the services.

DUTIES TO STAKEHOLDERS

Deal fairly with the company’s stakeholders.

You must deal fairly with the company’s security holders, customers, clients, suppliers and competitors. To preserve our reputation, do not engage in any illegal or unethical conduct when competing.

Exercise extra caution when managing third party capital.

You must be careful to avoid even the appearance of impropriety when dealing with asset management clients or in performing any related activities. In this regard, you must avoid engaging in any activity that could result in an actual, potential or perceived conflict of interest, and avoid any action that may be perceived as a breach of trust.

5

COMMITMENT TO PROPER PERSONAL CONDUCT

E-MAIL, THE INTERNET, TELEPHONES AND OTHER FORMS OF ORAL AND WRITTEN COMMUNICATION

Use the company’s various forms of communication properly and appropriately.

All business matters that involve electronic, written communication must be conducted by employees on the company’s email system or through other systems provided by the company (such as Lync or Bloomberg). You must at all times use our e-mail, Internet, telephones and other forms of communication appropriately and professionally. While we appreciate the need for limited use of these tools for personal purposes, your use should not be excessive or detract from your work. Employees should not email business information to their personal email accounts or maintain a copy of this information on their personal computers or other non-work electronic devices. When using company-provided technologies such as computers, cell phones and voicemail, you should not expect that the information you send or receive is private. Your activity may be monitored to ensure these resources are used appropriately.

Be cautious in your use of social media.

The company’s social media policy is that, unless you are expressly authorized, you are strictly prohibited from commenting, posting or discussing the company, its customers and clients, and its securities, investments and other business matters on social networks, chat rooms, wikis, virtual worlds and blogs (collectively, “social media”). For further details on the appropriate use of social media, you should refer to the company’s Internet & Social Media Guidelines.

RESPONDING TO MEDIA, PUBLIC AND OTHER INQUIRIES

Do not speak on behalf of the company unless authorized to do so.

It is important to ensure our communications to the investing public are: (a) timely; (b) full, true and plain; and (c) consistent and broadly disseminated in accordance with all applicable legal and regulatory requirements. You may not make public statements on Brookfield’s behalf unless you have received permission from internal legal counsel. If a shareholder, financial analyst, member of the media, governmental authority or other third-party contacts you to request information, even if the request is informal, do not respond to it unless you are authorized to do so. In this event, refer the request to your supervisor or forward the request to an individual at the company employed in investor relations or communications.

Additionally, either during or following your employment or directorship at Brookfield you may be contacted by authorities (e.g., law enforcement, securities regulators, etc.) who are seeking information from you regarding matters relating to Brookfield. Whether you are able to respond to these questions or not, we strongly recommend that for your own protection you do not speak with authorities without first seeking legal advice on your rights and obligations. If you do not know of a lawyer that can assist you in dealing with law enforcement or other authorities, please contact the company’s internal legal counsel who can help you retain counsel.

6

CONFLICTS OF INTEREST, FIDUCIARY DUTIES AND PERSONAL BEHAVIOR

Avoid situations in which your personal interests conflict with the interests of the company.

A “conflict of interest” occurs when a person’s private interest interferes, or even appears to interfere, with the interests of the company. You may have a conflict of interest if you are involved in any activity that prevents you from performing your duties to the company properly, or that may create a situation that could affect your judgment or ability to act in the best interests of the company. You should place the company’s interest in any business matter ahead of any personal interest. The best way to judge whether you may have a conflict of interest is to ask yourself whether a well-informed person would reasonably conclude that your interest could in any way influence your decision or performance in carrying out a duty on behalf of the company. To avoid conflicts of interest, identify potential conflicts when they arise and contact the company’s compliance department or internal legal counsel if you are unsure whether a conflict may exist.

Exhibit personal behavior that is consistent with and reinforces a positive image of the company.

Your personal behavior, both inside and outside work, should reinforce a positive image of you and the company. It is essential to use good judgment in all your personal and business dealings. You should refrain from engaging in activities that could hurt the company’s reputation, or yours, and that could undermine the relationship of trust between you and the company. Employees who have acted inappropriately may be subject to disciplinary action up to and including termination for cause.

PARTICIPATING IN OUTSIDE INTERESTS

Remember your duties to Brookfield when participating in outside interests.

Your participation in any outside interest must not prevent you from adequately discharging your duties to Brookfield. Absent permission, do not identify yourself with the company while pursuing personal, political or not-for-profit activities and ensure that when pursuing these outside interests you are not seen to be speaking on behalf of the company.

Obtain permission before joining the board of directors or similar body of another entity and/or engaging in an outside business activity (“OBA”).

Before accepting an appointment to the board or a committee of any non-Brookfield entity or engaging in any outside business activity, employees must receive approval from the head of their business unit and the company’s Chief Compliance Officer. When in doubt as to whether you need to obtain permission to serve in a particular role, position or capacity for a non-Brookfield company or entity, or to serve on a committee, board or comparable body for a non-Brookfield company or entity, ask your business unit head, the company’s compliance department or internal legal counsel before taking any action or agreeing to serve in such capacity.

Do not take corporate opportunities as your own personal opportunities.

You are prohibited from taking personal advantage of a business or investment opportunity that you become aware of through your work at Brookfield. You owe a duty to the company to advance its interests when the opportunity arises and you must not compete with the company in any way.

7

COMMITMENT TO A POSITIVE WORK ENVIRONMENT

DISCRIMINATION AND HARASSMENT-FREE ENVIRONMENT

Be committed to creating a tolerant work environment free from discrimination and harassment.

The company has zero tolerance for workplace discrimination and harassment. All directors and employees must ensure that the company provides a safe and respectful environment where high value is placed on equity, fairness and dignity.

“Discrimination” is the denial of opportunity through differential treatment of an individual or group. It does not matter whether the discrimination is intentional; it is the effect of the behavior that matters. Discrimination on the basis of age, color, race, religion, gender, marital status, ancestry, sexual orientation, national origin, disability or any other characteristic protected by law is prohibited.

“Harassment” generally means offensive verbal or physical conduct that singles out a person to the detriment or objection of that person. Harassment covers a wide range of conduct, from direct requests of a sexual nature to insults, disparaging remarks, offensive jokes or slurs. Harassment may occur in a variety of ways and may, in some circumstances, be unintentional. Regardless of intent, all harassment negatively affects individual work performance and our workplace as a whole, and is not tolerated.

You have a duty to report discrimination and harassment.

If you experience or become aware of discrimination or harassment, you have a duty to report it. An employee should report discrimination in accordance with the “Reports and Complaints” section of the Code. Complaints of discrimination or harassment will be taken seriously and investigated. Any employee found to be harassing or discriminating against another individual, or any employee who knowingly condones the discrimination or harassment of another individual, will be subject to disciplinary action up to and including termination for cause. The company reserves the right to discipline employees who knowingly make a false accusation about an innocent party; however, you will not face retaliation for making a good faith report, or assisting in the investigation of a complaint.

SAFE WORKING CONDITIONS

Be committed to ensuring the health and safety of fellow directors and employees.

We all have the right to work in an environment that is safe and healthy. In this regard, employees must:

(a)	comply strictly with all occupational, health and safety laws and internal procedures;

(b)	not engage in illegal or dangerous behaviors, including any acts or threats of violence, even in a seemingly joking manner;

(c)	not possess, distribute or be under the influence of illicit drugs while on company premises or when conducting company business; and

(d)	not possess or use weapons or firearms or any type of combustible material in the company’s facilities, or at company-sponsored functions.

8

The company has zero tolerance towards unsafe behavior of any kind. If you or someone you know is in immediate danger of serious bodily harm, first call local law enforcement authorities and then report the incident in accordance with the “Reports and Complaints” section of the Code.

SAFEGUARD EMPLOYEE INFORMATION

Protect one another’s private personal information.

While at Brookfield, you may provide sensitive personal, medical and financial information to the company. Those with access to this information have an obligation to protect it, whether in paper or electronic format, and use it only to the extent necessary to do their work in accordance with applicable law. Common examples of confidential employee information include: benefits information; compensation information; medical records; and contact information, such as a home address and personal telephone numbers.

Commitment To Legal Compliance

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Know and comply with all laws, rules and regulations applicable to your position.

Many of the company’s activities are governed by laws, rules and regulations that are subject to change. If you have questions about the applicability or interpretation of certain laws, rules or regulations relevant to your duties at Brookfield you should consult the company’s compliance department or internal legal counsel. In the event a local law, custom or practice conflicts with the Code you must adhere to whichever is more stringent. If you know of any of our practices that may be illegal, you have a duty to report it. Ignorance of the law is not, in general, a defense to breaking the law. We expect you to make every reasonable effort to become familiar with laws, rules and regulations affecting your activities and to comply with them. If you have any doubts as to the applicability or interpretation of any law, you should obtain advice from the company’s compliance department or internal legal counsel.

Commitment To Appropriate Personal Trading

SECURITIES LAWS, INSIDER TRADING AND TIPPING

While at Brookfield, you may have access to or become aware of material nonpublic information, either about Brookfield, Brookfield Asset Management, a controlled affiliate or an unrelated publicly-traded entity. You must not use this information to gain a financial advantage for yourself or others. Doing so is not only a violation of the Code that will result in immediate termination for cause, but is also a serious violation of securities laws and will expose any individuals involved to potential civil and criminal prosecution. If you have questions about securities laws and how they impact you, contact the company’s compliance department or internal legal counsel.

Do not trade in the company’s securities and in any other publicly-traded securities if you possess material nonpublic information.

As a rule, if you have material nonpublic information about any publicly-traded entity and you buy or sell its securities before the information is public then you will have violated insider trading laws.

9

“Materiality” – Information is “material” if a reasonable investor would consider the information important when deciding to buy, sell or hold that entity’s securities.

“Nonpublic” – Information is “nonpublic” until it has been disclosed and adequate time has passed for the securities markets to digest the information.

Common examples of material nonpublic information include: (i) unannounced mergers or acquisitions; (ii) pending or threatened litigation; and (iii) nonpublic financial results. If you are not sure whether information is “material” or “nonpublic”, consult with the company’s compliance department or internal legal counsel for guidance before engaging in a transaction.

Do not engage in the “tipping” of information.

“Tipping” arises when you disclose material nonpublic information to another person and that person either (i) trades in a security related to the information that you provided or (ii) provides the information to a third person who then makes a trade in a related security. Tipping is a violation of law, even if you do not personally make a trade or otherwise benefit from disclosing the information. You are prohibited from disclosing material nonpublic information to others outside Brookfield, including relatives and friends. You should also refrain from discussing material nonpublic information with other employees at Brookfield unless they have a business need to know this information.

Do not trade during a blackout period.

Trading blackout periods apply to all directors and employees. Regular blackout periods at both Brookfield Asset Management and its controlled affiliates generally commence at the close of business on the last business day of a calendar quarter and end on the beginning of the first business day following the earnings call discussing the quarterly results. Special blackout periods also may be prescribed from time to time as a result of certain circumstances, such as a significant merger or acquisition. When Brookfield Asset Management or a controlled affiliate imposes internal trading restrictions, no director or employee at Brookfield is permitted to trade in a blacked-out Brookfield security until the restriction has been lifted.

Prohibitions on securities trading.

All Employees and their family members are prohibited from making personal trades in marketable securities. Marketable securities include stocks, warrants, rights, options and corporate bonds and debentures. Marketable securities do not include the securities that are enumerated in Part II Section 1. (c) of the Personal Trading Policy. Such persons must delegate their trades in non-Brookfield securities to a blind trust or a professional financial advisor who has full discretion over investment decisions. For more information refer to the company’s Personal Trading Policy or contact the compliance department.

Personal trades in Brookfield securities require preclearance.

All employees (and their family members) must pre-clear trades in both Brookfield securities and Brookfield affiliated securities and receive prior approval from the Chief Compliance Officer before executing any trade.

10

COMMITMENT TO ANTI-BRIBERY AND CORRUPTION AND ANTI-MONEY LAUNDERING

ZERO TOLERANCE APPROACH TO BRIBERY

Do not give or receive bribes, including “facilitation payments”.

We value our reputation for conducting business with honesty and integrity. It is vital for us to maintain this reputation as it generates confidence in our business by our customers, clients and other persons, which ultimately means it is good for business. We do not pay bribes in furtherance of our business and you are not permitted to pay bribes on our behalf. We have a zero tolerance approach towards bribery. This commitment comes from the highest levels of management and you must meet this standard.

A “bribe” is anything of value that is offered, promised, given or received to influence a decision or to gain an improper or unfair advantage. Bribery may not always be in the form of cash payments and may take many other forms, including:

•	Non-arm’s length loans or other transactions

•	Phony jobs or “consulting” relationships

•	Political contributions

•	Charitable contributions

•	Gifts, travel and hospitality

Facilitation payments are also a form of bribe and are, therefore, not permitted. “Facilitation payments” are small payments made to secure or speed up routine actions or induce public officials or other third parties to perform routine functions they are otherwise obligated to perform, such as issuing permits, approving immigration documents or releasing goods held in customs. This does not include legally required administrative fees or fees to fast-track services.

Refer to the company’s Anti-Bribery and Corruption Policy for further details.

DEALING WITH PUBLIC OFFICIALS

Interactions with public officials require enhanced scrutiny and sensitivity.

A “public official” is any person who is employed by or is acting in an official capacity for a government, a department, agency or instrumentality of a government, or a public international organization. This includes elected or appointed persons who hold legislative, administrative or judicial positions such as politicians, bureaucrats and judges. It also includes persons who perform public functions such as professionals working for public health agencies, water authorities, planning officials and agents of public international organizations such as the UN or World Bank. A “public official” also may include employees of government-owned or controlled businesses, including sovereign wealth funds. For example, if a government has an interest in a bank and exercises control over the activities of that bank, then the banking officials are likely to be considered “public officials”.

There is increased sensitivity and scrutiny of dealings with public officials because this has traditionally been an area where bribery activity is more likely to occur. Be cognizant of these risks in your dealings and interactions with public officials and consider how your actions may be viewed. For example, payments to close relatives of public officials may be treated by enforcement authorities as direct payments to the public officials and, therefore, may constitute violations of law.

11

THIRD-PARTIES

Joint venture partners, agents, contractors and suppliers are not permitted to pay bribes on our behalf.

The company may be prosecuted for failing to prevent bribery by a person associated with it. This includes any person or entity that performs services for or on behalf of the company. Employees should avoid doing business with partners, agents and contractors who do not have a zero tolerance approach to bribery. This means due diligence should be undertaken on contractors, partners and agents to establish their antibribery credentials, where warranted by the assessed level of risk. This could include informing these persons (and associated companies) of the company’s anti-bribery and corruption policy, meeting with them to better assess their business practices, and making commercially reasonable inquiries into their reputation and past conduct. Anti-bribery language should be included in contractor, partner or agency agreements, where appropriate and (to the extent possible), in consultation with internal legal counsel.

GIFTS AND ENTERTAINMENT

The giving or receiving of gifts and entertainment should be proportionate and reasonable for the circumstances.

Gifts (e.g., merchandise) given to or received from persons who have a business relationship with the company are generally acceptable, if the gift is modest in value, appropriate to the business relationship, and does not create an appearance of impropriety. No cash payments should be given or received. Note that many jurisdictions have laws restricting gifts given to public officials or unions or persons associated with public plans. Accordingly, any proposed gift from BIM to a public official or union member or a person associated with a public plan requires preclearance through the compliance department. Please refer to the Gift Policy.

Entertainment (e.g., meals, tickets to sporting events or theatre, rounds of golf) given to or received from persons who have a business relationship with the company are generally acceptable, if the entertainment is reasonable in value, appropriate to the business relationship, does not create an appearance of impropriety and if a representative from the sponsoring organization (the party paying for the entertainment) is present at the event. Note that many jurisdictions have laws restricting entertainment given to public officials or unions. Accordingly, any proposed entertainment from BIM to a public official or union member requires preclearance through the compliance department. Please refer to the Gift Policy.

Gifts and entertainment (including meals) that are repetitive, no matter how small, may be perceived to be an attempt to create an obligation to the giver and should be avoided. Employees should not pay for gifts and entertainment (including meals) personally to avoid having to report or seek approval for it. Employees should not give or receive “big-ticket” items, such as travel, conference fees, costs for road shows, or event sponsorships, without prior written authorization from the compliance department or person(s) designated to provide such authorization.

12

POLITICAL DONATIONS AND LOBBYING

Do not offer contributions to political parties or candidates that might influence, or be perceived as influencing, a business decision.

To ensure that we do not breach the law regarding political donations in any country, all political donations, no matter how small or insignificant, made on behalf of the company (directly or indirectly) must be approved in advance by the person(s) designated to approve such donations. Political donations should not be made on behalf of the company in countries in which we do not have a presence. Political donations made by individuals on their own behalf should comply with local laws and regulations. In the U.S., various federal, state, and municipal laws and regulations impose specific restrictions and rules with respect to political contributions, both those made on behalf of the company or made by individuals on their own behalf, which can carry significant penalties for the company for violations. The Brookfield Political Contributions Policy should be consulted and adhered to before making any political contributions on behalf of the company or by individuals on their own behalf.

Do not engage in any lobbying activities on behalf of the company without specific authorization.

The company encourages employees and directors to engage in public service. However, participation in this regard is to be undertaken as an individual and not as a representative of the company.

You should not engage in lobbying activities on behalf of the company without the prior written approval of the company’s compliance department, internal legal counsel or person(s) designated to approve such activities. Lobbying activities generally include attempts to influence the passage or defeat of legislation and it may trigger registration and reporting requirements. In many jurisdictions, the definition of lobbying activity is extended to cover efforts to induce rule-making by executive branch agencies or other official actions of agencies, including the decision to enter into a contract or other arrangement. Additionally, the Brookfield Political Contributions Policy should be consulted and adhered to before undertaking any lobbying activities in the U.S., personally or on behalf of the company.

CHARITABLE DONATIONS

Do not solicit or offer donations to suppliers, vendors or public officials in a manner which communicates that compliance is a prerequisite for future business.

We encourage our directors and employees to contribute personal time and resources to charities and nonprofit organizations. However, unless the solicitation is supported by the company, you are prohibited from using the company name or company stationery for solicitation of donations. All requests for corporate gifts to charities and other not-for-profit organizations should be approved in advance by the company’s compliance department, internal legal counsel or person(s) designated to approve such donations. Charitable donations made by individuals on their own behalf should comply with local laws and regulations. If you are requested by a public official to make a personal donation to a particular charity, please consult with the compliance department, internal legal counsel or person(s) designated to approve such donations before agreeing to or making the donation.

13

RECORD-KEEPING

Record all our transactions in a complete, accurate and detailed manner so that the purpose and amount of the transaction is clear.

In addition to prohibiting bribery, some anti-bribery legislation, such as the Foreign Corrupt Practices Act (U.S.), requires proper record-keeping and the establishment and maintenance of internal controls. The purpose of these provisions is to prevent companies from concealing bribes and to discourage fraudulent accounting practices. All transactions must be recorded completely, accurately and with sufficient detail so that the purpose and amount of any such payment is clear. No undisclosed or unrecorded funds or assets of the company should be established for any purpose. False, misleading or artificial entries should never be made in the books and records of the company for any reason.

ZERO TOLERANCE APPROACH TO MONEY LAUNDERING

We must prevent the use of our operations for money laundering or any activity that facilitates money laundering, the financing of terrorism, or other criminal activities.

The company is strongly committed to preventing the use of its operations for money laundering, the financing of terrorism or other criminal activities and will take appropriate actions to comply with applicable anti-money laundering laws. Jurisdictions may publish lists of individuals and organizations that the company is prohibited from accepting funds from or distributing funds to under anti-money laundering laws. Employees are expected to use reasonable care to verify that counterparties are not owned or controlled by, or acting on behalf of, sanctioned governments, groups, individuals or others.

14

COMMITMENT TO COMPLIANCE WITH THE CODE

STATEMENT OF COMPLIANCE

Upon joining Brookfield, each director and employee will be provided with a copy of the Code and required to sign an acknowledgement. Each director and employee will also be required to re-certify compliance with the Code on an annual basis. Annual execution of a Statement of Compliance with the Code shall be a condition of your continued directorship or employment with the company.

REPORTS AND COMPLAINTS

You are strongly encouraged to make good faith reports and complaints.

Internal reporting is critical to the company’s success, and it is both expected and valued. You are required to be proactive and promptly report any suspected violations of the Code, or any illegal or unethical behavior that you become aware of. When making a report, please include specific details and back-up documentation where feasible in order to permit adequate investigation of the concern or conduct reported. Vague, nonspecific or unsupported allegations are inherently more difficult to pursue.

There are reporting procedures in place.

Employees should report violations of the Code to their supervisor, since their supervisor is generally in the best position to resolve the issue. However, you may alternatively contact the company’s Chief Compliance Officer or Internal Counsel to report potential Code violations.

You can always report a complaint through the company’s reporting hotline

Our reporting hotline (the “Reporting Hotline”) is managed by an independent third party. The Reporting Hotline allows anyone to report suspected unethical, illegal or unsafe behavior in English and other languages. The Reporting Hotline is available toll-free, 24 hours a day, 7 days a week. Refer to the “Contact Information” section of the Code for the Reporting Hotline phone numbers by jurisdiction.

TREATMENT OF REPORTS AND COMPLAINTS

Complaints will be kept confidential.

Confidentiality of reported violations will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review and subject to applicable law. We would prefer that you identify yourself to facilitate our investigation of any report; however, if you do not feel comfortable doing so you can make an anonymous report.

Complaints will be dealt with appropriately.

The party receiving the complaint must make a record of its receipt, document how the situation was dealt with and file a report with the Chief Compliance Officer, which will be retained for the record. The Chief Compliance Officer will report all illegal and unethical conduct in violation of the Code internally and externally in accordance with applicable laws and internal governance practices.

15

You will not experience retribution or retaliation for a complaint made in “good faith”.

No retribution or retaliation will be taken against any person who has filed a report based on the reasonable good faith belief that a violation of the Code has occurred or may in the future occur; however, making a report does not necessarily absolve you (if you are involved) or anyone else of the breach or suspected breach of the Code. The company reserves the right to discipline you if you provide false information or make an accusation you know to be untrue. This does not mean that the information that you provide has to be correct, but it does mean that you must reasonably believe that the information is truthful and demonstrates a possible violation of the Code. If you believe that you have been unfairly or unlawfully retaliated against, you may file a complaint with your supervisor, the Chief Compliance Officer or the company’s internal legal counsel, or call the Reporting Hotline.

DISCIPLINARY ACTION FOR CODE VIOLATIONS

We will impose discipline for each Code violation that fits the nature and particular facts of the violation. If you fail to comply with laws, rules or regulations governing the company’s businesses, the Code or any other company policy or requirement, you may be disciplined up to and including immediate termination for cause and, if warranted, legal proceedings may be brought against you.

WAIVERS

A waiver of the Code will be granted only in very exceptional circumstances. A Code waiver for employees must be approved by the Chief Compliance Officer.

AMENDMENTS

Brookfield’s Board of Directors reviews and approves the Code on at least an annual basis and is ultimately responsible for monitoring compliance with the Code.

16

CONTACT INFORMATION

Reporting Hotline
North America - 800-665-0831
United Kingdom - 0808-234-2210
Collect – Worldwide - 770-613-6339
INTERNAL CONTACTS – BROOKFIELD PUBLIC SECURITIES GROUP
Chief Compliance Officer and Regulatory Counsel	General Counsel
Brian Hourihan	Brian Hurley
212 549-8497	212 549-8408
Brian.Hourihan@brookfield.com	Brian.Hurley@brookfield.com

Chief Executive Officer
David Levi
212 549-8465
David.Levi@brookfield.com

LEGAL NOTICE

The company reserves the right to modify, suspend or revoke the Code and any related policies, procedures, and programs at any time. The company also reserves the right to interpret and amend the Code and these policies in its sole discretion. Any amendments to the Code will be disclosed and reported as required by applicable law.

Neither the Code, nor any of the policies referred to herein, confer any rights, privileges or benefits on any employee, create an entitlement to continued employment at the company, establish conditions of employment for the employee, or create an express or implied contract of any kind between employees and the company. In addition, the Code does not modify the employment relationship between employees and the company.

The Code is posted on the company’s intranet. The version of the Code on our intranet may be more current and up-to-date and supersedes any paper copies, should there be any discrepancy between paper copies and what is posted online.

17

APPENDIX A

BROOKFIELD PUBLIC SECURITIES GROUP

CODE OF BUSINESS CONDUCT AND ETHICS

STATEMENT OF COMPLIANCE

All directors, employees, and consultants must complete this Statement of Compliance or certify the company’s electronic Statement of Compliance through the company’s web-based compliance program.

I have received, reviewed and understand the Code of Business Conduct and Ethics (the “Code”) of Brookfield Public Securities Group, Brookfield Public Securities Group (UK) Ltd., and Brookfield Investment Management (Canada) Inc. (the “company”) for directors and employees.

I hereby agree to comply with the Code, including its provisions for nondisclosure of information both during and after appointment or employment.

To the best of my knowledge, I am not involved in any situation that conflicts or might appear to conflict with the Code.

I also agree to notify my supervisor or the Chief Compliance Officer of the company immediately of any change that might adversely affect my compliance with the Code.

Name:
(Please print)

Company:

Position Title:

Branch/Department:

Location:

Date and Signature:
	(mm/dd/yy)	(Signature)

18

Brookfield

Exhibit B

PERSONAL TRADING POLICY

FEBRUARY 2020

i

INTRODUCTION

This Personal Trading Policy (this “Policy”) applies to all directors, officers, employees, trustees and advisory persons1 (collectively, “Access Persons”) of Brookfield Public Securities Group LLC, Brookfield Public Securities Group (UK) Ltd., and Brookfield Investment Management (Canada) Inc. (collectively, “PSG” “we”, “us”, “our” or the “Company”).

Note that the activities of your spouse, partner and family members who live in the same dwelling as you (collectively, “Family Members”) are also subject to the restrictions set out in this Policy. You are responsible for ensuring compliance by your Family Members. When in doubt about the potential application of this Code to your Family Members, please contact the compliance department.

The objective of this Policy is to provide guidance on when it is permissible for Access Persons of the Company, and their Family Members, to trade in securities2 for their respective personal accounts (and accounts over which they have trading authority or exercise similar influence), when such actions are prohibited, and the protocol to be followed when personal trading is conducted. In all cases, this Policy is designed with a view to avoid the risk of situations arising whereby you, your Family Members and/or the Company could be harmed through damaged reputation or legal action.

For the purposes of this Policy, your personal trading activities are considered to include your own trading activities and those of your Family Members, as well as activities in any other account(s) over which you and/or your Family Members have trading authority or exercise similar influence other than in the course of employment (e.g. this Policy applies to your activities as the treasurer or investment officer of a charitable organization or foundation or acting as an informal investment advisor for relatives, friends or investment clubs).

This Policy applies both (i) during your tenure with the Company, and (ii) after the completion or termination of such service to the Company to the extent that you possess material non-public information (as defined below) at the time such service is completed.

If you have questions regarding the application of this Policy or about the best course of action in a situation, you should seek guidance from the Company’s internal legal counsel or compliance department (See Appendix A).

CONSEQUENCES OF NON-COMPLIANCE

As is the case with policies of this nature, it is important to use common sense. If a securities trade becomes the subject of scrutiny, it will be viewed after the fact with the benefit of hindsight and may expose you to the risk that the trade was improper, either because a real or perceived conflict of interest existed, the trade violated securities laws, or otherwise. Before engaging in any trade, you should carefully consider how the trade may be construed with the benefit of hindsight.

1 Advisory person means any employee of PSG or of any company in a control relationship to PSG, who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of securities by PSG clients or obtains information regarding the portfolio holdings of any reportable fund, or whose functions relate to any recommendations with respect to such purchases or sales and any natural person in a control relationship with PSG who obtains information regarding the purchase or sale of securities or information regarding the portfolio holdings of any reportable fund.

2 Securities include, but are not limited to, common shares, preferred shares, notes, bonds, convertible securities, rights, warrants, derivatives, units of partnerships and limited liability companies and other interests that may, from time to time, determined to be securities under the US federal securities laws.

Violations of this Policy can have severe consequences. Any violation of this Policy shall be subject to the imposition of such sanctions by the Chief Compliance Officer3 as the Chief Compliance Officer deems appropriate under the circumstances to achieve the purposes of this Policy, provided, however, if the sanctions include suspension or termination of employment, such suspension or termination must be approved by the Board of Directors or comparable body/committee of the Company.

If you (or a Family Member) trade contrary to what is permitted in this Policy, or fail to pre-clear a trade when required, you may be asked to cancel or reverse the trade, and/or your trading privileges may be suspended for a specified amount of time or permanently. If required to reverse or cancel a trade, you (or a Family Member), would be responsible for any trading losses, while the Company reserves the right to compel you (or a Family Member) to forfeit any trading gains to the Company. A trading violation could also result in disciplinary action up to and including dismissal for cause, depending upon the severity of the violation.

Additionally, the criminal and civil consequences of violating securities laws such as the prohibitions on insider trading and “tipping” (see Part I, Section 1.b below), or a failure to file an insider report on a timely basis, can be severe and may include sanctions, substantial jail terms and penalties of several times the amount of profits gained, or losses avoided. The Company’s policy is that its directors, officers and employees must comply with all securities laws, so in addition to the legal consequences associated with breaching securities laws, the Company reserves the right to take its own actions.

For your protection, the Company strongly encourages you and your Family Members to consider having your personal financial investments managed through blind trusts or by third party professional financial advisors who have full discretion over the investment decisions for the account.

APPLICATION OF THIS POLICY

Access Persons are required to conduct personal trading activities in compliance with securities laws, Brookfield’s Code of Business Conduct and Ethics and this Policy.

COMMUNICATION AND REPORTING

Upon joining the Company, you will be provided with a copy of this Policy and will be asked to certify compliance with this Policy on an annual basis. You may also have ongoing internal or external reporting obligations, as noted in this Policy.

3 The Chief Compliance Officer is the person designated by the Company’s Board of Directors or comparable body/committee to monitor the overall compliance with this Personal Trading Policy.

PART I – GENERAL PROHIBITIONS APPLICABLE TO ACCESS PERSONS

1.	Securities Laws

a)	Insider Trading

As a rule, if you have “material” “non-public” information about any entity, and if you directly or indirectly through any person acting on your behalf, buy or sell securities of that entity before the information is public or no longer material, then you will have violated securities laws. Such trades are therefore not permitted under this Policy.

Information about an entity is “material” if a reasonable investor would consider the information important when deciding to buy, sell or hold that entity’s securities.

Information is “non-public” until it has been generally disclosed and adequate time has passed for the securities markets to digest the information.

Common examples of material non-public information include: (i) advance notice of changes in senior management; (ii) unannounced mergers or acquisitions; (iii) significant pending or threatened litigation; and (iv) non-public financial results.

If you are not sure whether information is material or non-public, consult with the Company’s internal legal counsel or compliance department for guidance before engaging in a transaction.

b)	Tipping

“Tipping” arises when you disclose material non-public information about any publicly-traded entity to another person and that person either: (i) trades in a security related to the information that you provided; or (ii) provides the information to a third person who then makes a trade in a related security. Tipping is a violation of law, even if you do not personally make a trade or otherwise benefit from disclosing the information. You are prohibited from disclosing material non-public information to others outside the Company, including relatives and friends. You should also refrain from discussing material non-public information with others within the Company unless they have a business need to know this information.

c)	Trading Advice

If you have material non-public information about the Company or an entity with which the Company does business, or may do business with, or the Company has invested in, you are not permitted to give trading advice of any kind to anyone outside the Company, including relatives or friends, while in possession of that information.

d)	Trading During a Trading Blackout Period

You are not permitted to, directly or indirectly through any person acting on your behalf, buy or sell securities or funds of the Company, Brookfield Asset Management Inc. and its affiliates (collectively, “Brookfield”), including but not limited to securities of the issuers listed in Appendix B (“Brookfield Securities”), during a trading blackout period. Trading blackout periods apply to all Access Persons and generally occur during periods when financial statements are being prepared but results have not yet been generally disclosed. Also, from time to time, other types of material non-public information regarding Brookfield (such as negotiations of mergers, acquisitions or dispositions) may be pending and not be publicly disclosed. While such information is pending, special blackout periods may also be imposed on Access Persons.

The prohibition on trading during a blackout period also applies to any securities issued pursuant to Brookfield’s automatic dividend reinvestment plan (“DRIP”). An Access Person may not make any election under the DRIP during a blackout period, including an election to enter into the DRIP or exit the DRIP. Individuals seeking to participate in the DRIP must elect to enter into the DRIP during a non-blackout period and may only elect to exit the DRIP during a non-blackout period.

Regular blackout periods generally commence at the close of business on the last business day of a quarter and end on the beginning of the first business day following the earnings call discussing the quarterly results. Blackout periods may also be prescribed from time to time as a result of special circumstances relating to Brookfield. When Brookfield imposes a trading blackout on a security, no Access Person is permitted to trade in the blacked out security until the restriction has been lifted. Consult internal legal counsel or the compliance department for information on whether a blackout is in effect on one of Brookfield’s securities.

Although you are prohibited from exercising stock options for cash during a blackout period, you are not prohibited from exercising stock options during a blackout period if such exercise results in you owning Brookfield securities, since the “strike price” does not vary with the market but is fixed by the terms of the option agreement or the plan. Upon the acquisition of such securities, you are then subject to the applicable blackout period. Notwithstanding the foregoing, Reporting Insiders (as defined below in Part II herein) may not exercise options during a blackout period for reputational reasons.

In certain very limited circumstances, you may be permitted to sell Brookfield securities directly to Brookfield (or a Brookfield entity, as applicable) during a blackout period, subject to a limitation that the price is not greater than the average closing price over the preceding 20 trading days, or to otherwise trade in such securities during a blackout period. These transactions will be permitted only in special circumstances and must be approved in advance by the Chief Compliance Officer and either the Chief Executive Officer (“CEO”) or Chief Financial Officer (“CFO”) of Brookfield (or, in the case of the securities of a publicly-traded controlled affiliate of Brookfield, the CEO or CFO of such affiliate).

e)	Other Prohibited Transactions

•	Hedging Transactions – You are prohibited from selling short public securities issued by Brookfield, including but not limited to securities of the issuers listed in Appendix B (“Brookfield Securities”), or buying or selling call or put options or other derivatives in respect of Brookfield Securities. You are also prohibited from entering into other transactions which have the effect of hedging the economic value of any direct or indirect interests in Brookfield’s common equity. This prohibition includes your participation in Brookfield’s long-term stock ownership plans unless such transactions are executed and disclosed in full compliance with all applicable regulations and have been previously approved by the Chief Compliance Officer and either the CEO or CFO of Brookfield (or, in the case of the securities of a publicly-traded controlled affiliate of Brookfield, the CEO or CFO of such affiliate), and if such officers deem appropriate, the Governance and Nominating Committee of the Board.

•	Short-term Trading – You may not purchase or sell Brookfield Securities with the intention of reselling or buying them back in a relatively short period of time in the expectation of a rise or fall in the market price of the securities (as opposed to purchasing or selling Brookfield Securities as part of a long-term investment program). Once purchased, a Brookfield Security must be held for at least 90 days from the date of the trade unless acquired pursuant to the exercise of rights under a stock option plan. Similarly, once sold, a Brookfield Security must not be repurchased for at least 90 days from the date of the trade unless acquired pursuant to a grant under an executive compensation plan.

•	Pledging of Securities – Brookfield Securities must not be pledged as collateral for a loan unless such transactions are executed and disclosed in full compliance with all applicable regulations and have been previously approved by the Chief Compliance Officer and either the CEO or CFO of Brookfield (or, in the case of the securities of a publicly-traded controlled affiliate of Brookfield, the CEO or CFO of such affiliate), and if such officers deem appropriate, the Governance and Nominating Committee of the Brookfield Board.

•	“Phantom” Stock Options – Brookfield may, from time to time, establish so-called “phantom” option plans, where an individual may be eligible to receive a cash bonus based on the value of a stated number of Brookfield’s securities at any specified period of time. No individual may exercise entitlements under a “phantom” stock option plan during a blackout period.

•	“Deferred Share Units” / “Restricted Share Units” – Although Deferred Share Units and Restricted Share Units of Brookfield (collectively, “Units”) are not technically securities, for reputational reasons Units are subject to all the same restrictions as Brookfield securities. Therefore, no individual may hedge against their Units or pledge their Units as collateral for a loan without the approval of the PSG Chief Compliance Officer and the CEO or CFO of PSG (or, in the case of the securities of a publicly-traded controlled affiliate of Brookfield, the CEO or CFO of such affiliate). Notwithstanding the foregoing, Units may be issued during blackout periods and Units shall be settled in the ordinary course in accordance with the respective award agreements, whether or not such settlement occurs during a blackout period.

2)	Prohibited Securities

Effective November 1, 2015, Access Persons and their Family Members1 are prohibited from conducting personal securities transactions in “Marketable Securities” at any time. Marketable Securities include:

•	Stocks

•	Warrants

•	Rights

•	Options

•	Corporate Bonds and Debentures

Marketable Securities do not include the securities that are enumerated in Part II Section 1. C. herein, or Brookfield Securities.

1 A Family Member whose primary occupation is in professional investment management or securities trading is permitted to trade if he or she is conducting such transactions on behalf of non-Family Member third parties (alongside a limited amount of the Family Member’s own funds) in such capacity and is not subject to the preclearance or reporting requirements of this Policy.

Access Persons and their Family Members must delegate any such activity in Marketable Securities to: (i) a blind trust; or (ii) a professional third party financial advisor who has full discretion over investment decisions and for which no trading instructions are given other than customary general client investment objectives and similar information.

An Access Person may contact the Chief Compliance Officer or his designee to request an exemption on behalf of his or her Family Member(s) only to permit such Family Member(s) to trade in Marketable Securities, which, if granted, will be noted in the Access Person’s file. The Company reserves the right not to approve an exemption request.

The following is a non-exhaustive list of factors that will be considered in determining whether to grant an exemption:

(a)	A Family Member is employed or otherwise affiliated with an issuer of Marketable Securities (e.g., a Family Member is employed by a bank and seeks to trade in securities issued by the bank or its affiliates); or

(b)	A Family Member invests his or her funds in Marketable Securities for themselves or on behalf of others, other than the Access Person.

In receiving an exemption, an Access Person will be required to certify periodically to the Company that the Access Person: (i) has not shared any securities information with the Family Member trading in Marketable Securities; and (ii) has no involvement in the trading of Marketable Securities by the Family Member.

In the event that an exemption is granted under (b) above, an Access Person must pre-clear all personal trades in Marketable Securities made by an exempt Family Member and provide copies of account statements for the accounts in which such trades are made. Approved transactions must be executed by the end of the second business day following the receipt of such approval. Securities in connection with an initial public offering or private placement also require pre-clearance, approval for which will be granted or denied within 24 hours of the request being submitted and may involve an additional request for information from the Chief Compliance Officer or his designee. Failure to abide by the terms of any exemption, including any failure(s) to pre-clear proposed transactions or Reportable Accounts, may result, in the discretion of the PSG Chief Compliance Officer, the revocation of any exemption in whole or in part.

Access Persons and/or their Family Members may have ownership positions in Marketable Securities that predate November 1, 2015, joining the Company, and/or becoming an Access Person. In addition, subsequent to November 1, 2015, Access Persons and/or their Family Members may receive gifts or bequests of Marketable Securities. All such holdings of Marketable Securities must be disclosed to the compliance department as soon as practicable, if they have not been disclosed already, so that they may be recorded as grandfathered Marketable Securities. Should the Access Person or a Family Member want to sell one of these grandfathered Marketable Securities, pre-clearance approval must be sought through the Company’s automated trade approval system. Approved transactions must be executed by the end of the second business day following the receipt of such approval.

PART II – ADDITIONAL RULES FOR ACCESS PERSONS

1.	Personal Trading

The following additional rules govern the personal trading of all Access Persons:

a)	Blind Trusts/Discretionary Accounts

All Access Persons and their Family Members are permitted to enter into securities trades and are exempt from the pre-clearance obligations of this Policy if they are:

•	done in a blind trust (i.e., a trust in which you (and/or a Family Member) are a beneficiary but for which you do not receive any reporting and have no knowledge regarding investments); or

•	done in accounts managed on your (and/or a Family Member’s) behalf by a third party financial advisor who has full discretion over investment decisions and for which no trading instructions are given other than customary general client investment objectives and similar information.

Reporting Insiders may not hold Brookfield Securities in blind trusts or accounts managed on their behalf by a third party financial advisor, due to insider reporting requirements.

b)	Accounts Managed by the Company

Access Persons and their Family Members are required to pre-clear and obtain approval from the Chief Compliance Officer before establishing an investment management account to be managed by the Company. If approved, the Access Person must follow the reporting requirements set forth in Part II Section 2 herein.

c)	Permitted Securities

Transactions by Access Persons and their Family Members in the following types of securities (“Permitted Securities”) are exempt from the pre-clearance requirements of this Policy, provided that such securities are not convertible, exchangeable or exercisable for or into Marketable Securities (as defined below):

•	government securities, foreign or domestic;

•	municipal securities;

•	short-term instruments, such as certificates of deposit (“CDs”) and guaranteed investment certificates, of financial intermediaries including life insurance companies and banks where these instruments are purchased for holding to maturity;

•	banker’s acceptances, bank CDs, repurchase agreements or commercial paper of non-financial institutions with a maturity of 180 days or less where these instruments are purchased for holding to maturity;

•	purchases under DRIPs (discretionary DRIPs or stock purchase programs, however, must be pre-cleared in accordance with this Policy);

•	open-end mutual funds (or the equivalent, including funds of funds) not managed or sub-advised by BAM or any BAM affiliate, including PSG;

•	closed-end mutual funds not managed or sub-advised by BAM or any BAM affiliate, including PSG;

•	exchange-traded funds or “ETFs” (e.g., iShares and comparable ETFs);

•	non-equity options (e.g., index funds);

•	foreign exchange securities (e.g., currency forwards);

•	commodity futures (e.g., oil, corn and sugar); and

•	insurance products in which underlying investment options are open-end mutual funds, ETFS or a Permissible Security enumerated above; and

•	529 College Savings Plans in which underlying investment options are open-end mutual funds, ETFs or a Permissible Security enumerated above.

All securities that are not: (i) enumerated above, or (ii) Brookfield Securities, are by definition Marketable Securities.

d)	Brookfield Securities

Transactions by Access Persons (and their Family Members) in Brookfield Securities are permitted, provided that all such trades in Brookfield Securities do not occur during any applicable blackout periods and are “pre-cleared”. If an Access Person wishes to execute an order in Brookfield Securities, they must submit a request for pre-clearance through the Company’s automated trade approval system. Approved transactions must be executed by the end of the second business day following the receipt of such approval.

To seek to ensure the independence under the Investment Company Act of 1940 of non-employee directors and/or trustees of the Brookfield Funds (“Independent Directors/Trustees”), Independent Directors/Trustees shall be prohibited from purchasing Brookfield Securities.

Specific approval is also not required for transactions in either Brookfield Securities that are: (i) non-volitional in nature, including mergers, recapitalizations, distributions-in-kind or similar transactions; or (ii) purchases that are part of a DRIP; or (iii) transactions related to the issuance of deferred compensation awards linked to Brookfield Securities or the settlement of such awards, so long as such settlement occurs in accordance with the terms of the underlying award agreement.

2)	Internal Reporting Obligations

a.	Reportable Accounts

Access Persons are required to identify all of their Reportable Accounts (as defined in Appendix D) on the Company’s automated trade approval system so that trading activities in those accounts can be monitored and the Company can ensure that an Access Person has made trades in Brookfield Securities in accordance with this Policy, and that no trades have been made in Marketable Securities unless an exemption has been granted.

Access Persons must identify their Reportable Accounts within 10 days of being notified of such designation. Statements for each Reportable Account must be provided to the compliance department initially when an individual becomes an Access Person, and on an ongoing basis within 30 days of the quarter end. Access Persons are required to notify the compliance department when a Reportable Account is opened or closed. Access Persons may be asked to facilitate the provision of statements directly from the financial institution to the compliance department. Investments that are not held through a broker-dealer must be reported to the compliance department prior to any initial investment, or becoming an Access Person, and annually thereafter.

For a blind trust/discretionary account reported by an Access Person to the Chief Compliance Officer, the Chief Compliance Officer shall obtain substantiating documentation from the broker-dealer or investment adviser managing the discretionary account confirming that the Access Person does not have direct or indirect influence over the account, including the ability to buy or sell securities.

b)	Insider Reporting

Certain Access Persons may be considered “reporting insiders” under applicable securities laws (“Reporting Insiders”) and are required to file insider reports. In general, Reporting Insiders are persons who hold certain Brookfield positions and those persons who both: (I) receive or have access, in the ordinary course, to material non-public information about Brookfield; and (ii) can exercise, directly or indirectly, significant power or influence over the business, operations, capital or development of Brookfield. This would generally include the boards of directors of our public entities and their CEO, CFO, Chief Operating Officer and others with similar levels of authority. Internal legal counsel maintains a list of all individuals who are considered Reporting Insiders for Brookfield and any publicly-traded controlled affiliates.

If you fall within the definition of a Reporting Insider, you must ensure that you comply with any applicable insider reporting requirements in respect of transactions in Brookfield Securities. A description of the relevant insider reporting guidelines is set out in Appendix C.

c)	Internal Reporting of Violations

All Access Persons must report matters involving violations of this Policy promptly to the Chief Compliance Officer. You can report a violation on a confidential or anonymous basis. The Company does not permit retaliation against Access Persons for reports submitted in good faith. Reports of violations will be investigated and appropriate actions will be taken by the Chief Compliance Officer.

d)	Certifications

Access Persons will be required to certify quarterly and annually that they, and their Family Members, have conformed to the requirements of this Policy.

PART III-REVIEW BY THE BOARD OF DIRECTORS

At least annually, the Chief Compliance Officer shall report to the Board of Directors or comparable body/committee of the Company regarding:

i.	All existing procedures concerning Access Persons’ personal trading activities and any procedural changes made during the past year;

ii.	Any recommended changes to this Policy; and

iii.	A summary of any violations, which occurred during the past year with respect to which significant remedial action was taken.

PART IV – ADDITIONAL RULES APPLICABLE TO DIRECTORS

Transactions by Independent Directors/Trustees and their Family Members in the Brookfield funds2 must comply with the Wrapper to the Personal Trading Policy set forth in Appendix E herein.

PART V-MISCELLANEOUS

1.            Access Persons

The Chief Compliance Officer will identify all Access Persons who are under a duty to make reports to the Company and will inform such persons of such duty. Any failure by the Chief Compliance Officer to notify any person of his or her duties under this Policy shall not relieve such person of his or her obligations hereunder.

2.            Records

The compliance department shall maintain records in a manner and to the extent set forth below, and shall be available for examination by regulatory agencies:

(a)	a copy of this Policy and any other policy which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

(b)	a record of any violation of this Policy and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

(c)	a copy of each report made pursuant to this Policy shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

(d)	a list of all persons who are required or within the past five years have been required, to make reports pursuant to this Policy shall be maintained in an easily accessible place;

(e)	a copy of any written report that describes any material issues arising under this Policy since the last report to the board of directors of an investment company, including, but not limited to, information about material violations of this Policy and sanctions imposed in response to the material violations, which shall be maintained for a period of not less than five years following the end of the fiscal year in which it is made, the first two years in an easily accessible place;

(f)	a copy of any certificate stating that the Company has adopted procedures reasonably necessary to prevent Access Persons from violating this Policy, which shall be maintained for a period of not less than five years following the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

(g)	a record of any decision and the reasons supporting the decision, as appropriate, to approve the acquisition by Access Persons of securities offered in initial public offerings and limited offerings for not less than five years following the end of the fiscal year in which the approval is granted.

2 Brookfield funds shall include the funds listed in the Wrapper to the Personal Trading Policy in Appendix E.

3.            Confidentiality

All reports of securities transactions and any other information filed pursuant to this Policy shall be treated as confidential, except to the extent required by law.

4.            Interpretation of Provisions

The Board of Directors or comparable body/committee of the Company may from time to time adopt such interpretations of this Policy as it deems appropriate.

5.            Short-Term Employees

Temporary person, consultants, and interns (collectively, “Short-Term Personnel”) hired for a period of more than three months shall be treated as an Access Person and must abide by the Policy except for the reporting requirements under Part II Section 2a. and Appendix D herein.

6.            Review Process

Access Persons may request review by the Chief Compliance Officer of a decision or determination made by the Chief Compliance Officer or Board of Directors or comparable body/committee of the Company pursuant to this Policy. The Chief Compliance Officer or the Board of Directors or comparable body/committee of the Company may elect to consider or reject the request for review. Any review conducted including the results shall be maintained in the Access Person’s file.

APPENDIX A

COMPLIANCE & LEGAL CONTACT INFORMATION

Brian Hourihan

Chief Compliance Officer and Regulatory Counsel

Brian.Hourihan@brookfield.com

212-549-8497

Brian Hurley

General Counsel

Brian.Hurley@brookfield.com

212-549-8408

Brookfield

APPENDIX B

ASSOCIATED COMPANIES AND ENTITIES

(As of February 2020)

Below is a non-exhaustive list of Company Funds and the issuers of Brookfield Securities which will be updated from time to time and posted for review on an internal, Brookfield public web, sharepoint or comparable secure site or electronic location.

Brookfield

APPENDIX C

INSIDER REPORTING GUIDELINES

Reporting Insiders

Under the insider reporting rules, reporting insiders of a reporting issuer (“Reporting Insiders”) must file insider reports upon becoming a Reporting Insider and upon any change in their holdings of securities of the reporting issuer. In general, these reporting requirements are intended to apply to persons who both (i) receive or have access, in the ordinary course, to material undisclosed information about the reporting issuer and (ii) have the ability to exercise, directly or indirectly, significant power or influence over the business, operations, capital or development of the reporting issuer. This would generally include the boards of directors of our public entities and their CEO, CFO, Chief Operating Officer, Senior Managing Partners and others with similar levels of authority. The Company’s internal legal counsel or the internal legal counsel for a publicly-traded controlled affiliate, as applicable, maintains a list of all individuals who are considered Reporting Insiders.

Insider Reporting

A person who becomes a Reporting Insider must file an insider report within 10 calendar days (or shorter period if prescribed by the regulations) of becoming a Reporting Insider. In addition, a Reporting Insider must also file an insider report when there is any change in their holdings of securities of the reporting issuer within five calendar days (or shorter period if prescribed by the regulations) of the change.

In the insider report, a Reporting Insider must report not only their direct holdings of securities of the reporting issuer, but any indirect beneficial ownership of securities, as well as securities of reporting issuer over which they exercise control or direction. Under the insider reporting rules, beneficial ownership passes on the day of the trade, not the day of settlement. An insider report must include not only all publicly-traded securities of the issuer held by the Reporting Insider, whether they be voting or non-voting, debt, equity and trust units, but also related financial instruments which include the grant, exercise or expiry of any options and deferred or restricted share units related to these securities.

Insider reports should be filed electronically through the System for Electronic Disclosure (SEDI). The consequences for failure to file in a timely manner or filing a report that contains information that is materially misleading may include late filing fees; the Reporting Insider being identified as a late filer on a public database of late filers maintained by certain securities regulators; the issuance of a cease trade order that prohibits the Reporting Insider from trading in securities of the applicable reporting issuer or any reporting issuer until a specified period of time has elapsed or enforcement proceedings.

It is the personal responsibility of each Reporting Insider to ensure that the required insider reports are filed in a timely fashion. The Company’s internal legal counsel can assist you with the filing of these reports.

All Senior Managing Partners and directors of Brookfield are required to report to Brookfield’s internal legal counsel any trades of Brookfield Securities within two (2) business days so that appropriate insider reports can be filed.

Brookfield

APPENDIX D

REPORTABLE ACCOUNTS

A “Reportable Account” is an account over which the Access Person has investment discretion, influence or control, and in which the Access Person may benefit from profits in the account, other than:

•	Any account in which transactions are effected only pursuant to an automatic investment plan;

•	Any account which holds only bank certificates of deposit, bankers’ acceptances, commercial paper, direct obligations of the Government of the United States, money market funds, and open end mutual funds (not managed by the Company or any affiliate of the Company).

•	Accounts managed by a professional third party financial advisor who has full discretion over investment decisions and for which you do not provide any trading instructions;

•	A blind trust in which you are a beneficiary but for which you do not receive any reporting and have no knowledge regarding the investments in the account;

Reportable Accounts, as defined above, may include:

•	Personal brokerage accounts (including, but not limited to: individual and joint accounts, 401(k)s, RSPs, IRAs, UGMAs, RESPs, TFSAs, LIRAs, Keogh Plans, trusts, family limited partnerships, guardianship or conservatorships accounts);

•	Accounts of Family Members living in the same dwelling as you;

•	Investment club accounts;

•	Accounts for business interests outside of the Company;

•	Accounts for which you are a trustee or for which you have discretionary authority; and

•	Employer sponsored retirement accounts if they are self-directed or if they hold securities other than open-end mutual funds (i.e., profit sharing and 401(k)s). This includes the Company’s 401(k) plan.

Reportable Accounts, as defined above, do not include:

•	Accounts in which you are permitted to hold only open-end mutual funds (i.e. accounts held directly with a mutual fund Company)(Mutual Fund Only Accounts); and

•	Insurance products only if the underlying investment options are solely mutual funds or exchange-traded funds.

•	Accounts in which you are only permitted to hold units and/or securities of a 529 Plan, the underlying investments of which are not managed and/or advised by BAM or any BAM Affiliate, including PSG.

Please contact a representative of the PSG Compliance Department with any question(s) related to the legal and/or reporting status of any account directly or indirectly related to you or a family member.

Brookfield

APPENDIX E

WRAPPER TO THE PERSONAL TRADING

POLICY

BROOKFIELD GLOBAL LISTED INFRASTRUCTURE INCOME FUND INC. (“INF”)

BROOKFIELD REAL ASSETS INCOME FUND INC. (“RA”)

CENTER COAST BROOKFIELD MLP & ENERGY INFRASTRUCTURE FUND (“CEN”)

(collectively, “CEF”)

and

BROOKFIELD INVESTMENT FUNDS

and its separate series:

Brookfield Global Listed Infrastructure Fund

Brookfield Global Listed Real Estate Fund

Brookfield U.S. Listed Real Estate Fund

Brookfield Real Assets Securities Fund

Brookfield Real Assets Debt Fund

Center Coast Brookfield Energy Infrastructure Fund

Center Coast Brookfield Midstream Focus Fund

(collectively, “OEF”, and together with CEF, the “Funds”)

The Board of Directors/Trustees of each Fund hereby adopts the Personal Trading Policy (the “Policy”) of Brookfield Public Securities Group LLC (the “Adviser”), in addition to the following changes (the “Wrapper”):

I.	Quarterly Reporting Requirements

(a)	Independent Directors/Trustees are to submit a Quarterly Transaction Report to the Funds’ CCO of any personal transaction in a security that, at the time of the personal transaction, such Independent Director/Trustee in his/her official capacity is aware that the Funds are to purchase or sell, or was aware that the Funds have purchased or sold, the same security within 15 days before and after such Independent Director/Trustee’s personal transaction (the “Covered Transactions”).

(b)	The Quarterly Transaction Report shall include any transaction effected by the Independent Directors/Trustees’ in their personal brokerage accounts and in brokerage accounts of their immediate family or household.

(c)	The Quarterly Transaction Report shall not include brokerage or other accounts where the Independent Directors/Trustees have no direct or indirect influence or control.

(d)	Should the Independent Directors/Trustees have no Covered Transactions to report, s/he shall report such on the Quarterly Transaction Report or other comparable means or medium (including email certification).

Brookfield

(e)	The form Quarterly Transaction Report is hereby attached as Exhibit A.

(f)	In addition to the Independent Directors/Trustees of the Funds, the Funds’ Chief Compliance Officer (“CCO”) may from time to time identify other persons who shall have the duty to report their personal transactions pursuant to the Wrapper (e.g. other Access Persons).

II.	Prohibition on Purchasing Brookfield Securities

To seek to ensure the independence of Independent Directors/Trustees under the Investment Company Act of 1940, Independent Directors/Trustees shall be prohibited from purchasing Brookfield Securities.

III.	Pre-Clearance Requirements

(a)	Independent Directors/Trustees must pre-clear with the Funds’ CCO any personal transaction in the Funds prior to acquiring or disposing of beneficial ownership in the Funds by submitting a preclearance request form attached hereto in Exhibit B;

(b)	Such purchase or sale has been approved by the CCO or his designee;

(c)	The approved transaction is completed on the same or next business day approval is received; and

(d)	The CCO or his designee has not rescinded such approval prior to execution of the transaction.

IV.	Administration of the Policy and Wrapper

(a)	The Funds shall use reasonable due diligence and shall institute procedures reasonably necessary to prevent violations of the Policy and the Wrapper.

(b)	At least annually, the Funds’ CCO shall furnish a report for the Boards of Directors/Trustees’ consideration which:

-	Describes any issues arising under the Policy, under the Wrapper or under the procedures implemented hereunder, which may include material violations and the relevant sanctions imposed; and

-	Certifies to the Boards of Directors/Trustees that the Funds have adopted procedures reasonably necessary to prevent violations of the Policy and the Wrapper.

Brookfield

V.	Sanctions

Sanctions, if any, are to be imposed on a Independent Director/Trustee upon a resolution by a majority of the of such Fund’s Board of Directors/Trustees.

VI.	CEF Reporting - Form 3, 4 and 5

(a)	A director, trustee or officer (collectively “Insider”) of the closed-end funds (CEFs) managed by the Adviser that is registering a closed-end fund for the first time under Section 12 of the Securities Exchange Act of 1934 must file a Form 3 no later than the effective date of the registration statement. If the closed-end fund managed by the Adviser is already registered under Section 12, the Insider must file a Form 3 within ten days of becoming an Insider.

(b)	If an Insider buys or sells shares of the closed-end funds managed by the Adviser, the change of ownership is reported on Form 4 and must be reported to the SEC within two business days.

(c)	If an Insider transaction was not reported on Form 4 or an Insider transaction was eligible for deferred reporting, a Form 5 shall be filed. If applicable, the Form 5 must be filed within 45 days after the end of the Fund’s fiscal year.

(d)	The Chief Compliance Officer or his designee shall complete the Form 3, 4 and 5 filings on behalf of the Insider via the SEC Edgar system unless otherwise instructed by the Insider.

Brookfield

EXHIBIT A

QUARTERLY REPORT OF SECURITIES TRANSACTIONS IN BROOKFIELD FUNDS

For the quarter ended __________

☐ I have securities transactions in Brookfield Funds to report for the quarter and they are listed as follows (to report additional transactions, please attach additional pages, as needed). This report will not be construed as an admission that I have any direct or indirect beneficial ownership in the Covered Securities or in shares of the Fund to which this report relates.

			Interest Rate/				Name of
	Shares/		Maturity Date				Broker or
Date	Amount	Security*	(If Applicable)	Price	Buy	Sell	Bank Used

*Please list the full name of the security as well as the ticker symbol or CUSIP number.

Notes

Directions:

1.	Include all transactions during the calendar quarter set forth above in “Covered Securities” and in shares of the Fund in which you (or a member of your immediate family/household) have “Beneficial Ownership.”[6]

2.	Report all transactions for all accounts except with respect to accounts over which you have no direct or indirect influence or control. You are also not required to report transactions effected pursuant to an “Automatic Investment Plan” as defined in the Code.

3.	A report on this form is required within 30 calendar days after the end of each quarter.

6 Beneficial Ownership shall be interpreted subject to the provisions of Rule 16a-1(a) (exclusive of Section (a)(1) of such Rule) under the Securities Exchange Act of 1934.

Brookfield

Signature:

Name (Please Print):

Date submitted:

Brookfield

EXHIBIT B

BROOKFIELD PUBLIC SECURITIES GROUP LLC

PRECLEARANCE REQUEST AND AUTHORIZATION

Preclearance Request (to be completed by Independent Directors/Trustees of each Fund for all trades requiring preclearance -- prior to the personal trade)

Name of Independent Director/Trustee:

Date for which approval is requested:

Name of the Issuer to be purchased or sold:

Number of shares to be purchased or sold:

Nature of the transaction (i.e., Purchase, Sale):

Do you have any material nonpublic information concerning the issuer? Yes ________ No

To the best of your knowledge and belief, the answers that you have provided above are true and correct.

Signature

Brookfield

BROOKFIELD PUBLIC SECURITIES GROUP LLC

PRECLEARANCE REQUEST AND AUTHORIZATION (Page 2)

Approval or Disapproval of Preclearance Request (to be completed by the Compliance Officer):

________	I confirm that the above-described proposed transaction appears to be consistent with the policies described in the Code and that the conditions necessary for approval of the proposed transaction have been satisfied.

_____________	I do not believe the above described proposed transaction is consistent with the policies described in the Code or the conditions necessary for approval of the proposed transaction have been satisfied.

Dated:

Signed:

Title:

POST EXECUTION:

Total Shares Purchased:

Total Shares Sold:

Direct or Indirect Ownership:

Execution Price:

Date of Execution:

EXHIBIT C

Principal Executive and Senior Financial Officer Code Of Ethics for the Brookfield

Investment Funds

(Dated as of February 2020)

i

ii

Summary:

This Code of Ethics (“Code”) applies to the Brookfield Investment Fund’s (the “Funds”) Principal Executive Officer and Principal Financial Officer (the “Covered Officers”) for the purposes of promoting: (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely and understandable disclosure in reports and documents that the Funds file with or submit to the SEC and in other public communications made by the Funds; (iii) compliance with applicable laws and governmental rules and regulations; (iv) the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and (v) accountability for adherence to the Code.

Each Covered Officer must: (i) not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Funds whereby the Covered Officer would benefit personally to the detriment of the Funds; (ii) not cause the Funds to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Funds; and (iii) not use material, non-public information or knowledge of portfolio transactions made or contemplated for the Funds to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

Each Covered Officer: (i) should familiarize himself with the disclosure requirements generally applicable to the Funds; (ii) should not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds; (iii) should consult with other officers and employees of the Funds and the adviser with the goal of promoting full, fair, accurate) timely and understandable disclosure in the reports and documents that the Funds file; and (iv) is responsible to promote compliance with the standards and restrictions imposed by applicable laws, rules, and regulations.

Each Covered Officer must: (i) upon adoption of the Code, affirm in writing to the Board that he has received, read, and understands the Code; (ii) annually thereafter, affirm to the Board that he has complied with the requirements of the Code; (iii) not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith; and (iv) notify the Funds’ CCO promptly if he knows of any violation of this Code. Failure to do so is itself a violation of the Code.

1

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL

OFFICERS OF THE BROOKFIELD INVESTMENT FUNDS

DATED AS OF FEBRUARY 2020

COVERED OFFICERS/PURPOSE OF THE CODE

This code of ethics (the “Code”) applies to Brookfield Investment Funds’ Principal Executive Officer and Principal Financial Officer (the “Covered Officers,” each of whom are set forth in Exhibit A) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that the Funds file with or submits to the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Funds;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

Overview. A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of or his service to a Fund. For example, a conflict of interest would arise if a Covered Officer or a member of his family receives improper personal benefits as a result of his/her position with a Fund.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Funds and are already subject to conflict of interest provisions in the Investment Company Act of 1940 (“Investment Company Act”) and the Investment Advisers Act of 1940 (“Investment Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Funds because of their status as “affiliated persons” of the Funds. The Funds’ and the investment adviser’s compliance programs and procedures are designed to prevent or identify and correct violations of these provisions. This Code does not and is not intended to repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

2

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from or as a result of the contractual relationship between the Funds and the investment adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will in the normal course of their duties (whether formally for the Funds or for the adviser or for both) be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Funds. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Funds and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Funds. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Funds’ Boards of Directors (“Board”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to the provisions of the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interests of the Funds.

Each Covered Officer must:

•	not use his/her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Funds whereby the Covered Officer would benefit personally to the detriment of the Funds;

•	not cause the Funds to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Funds; and

•	not use material non-public information or knowledge of portfolio transactions made or contemplated for the Funds to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

There are some conflict of interest situations that may be discussed with counsel if material. Examples of these include:

•	service as a director on the board of any public or private company;

•	the receipt of any non-nominal gifts;

•	the receipt of any entertainment from any company with which the Funds have current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•	any ownership interest in, or any consulting or employment relationship with, any of the Funds’ service providers, other than its investment adviser, principal underwriter, administrator or any affiliated persons thereof; and

•	a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Funds for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

3

DISCLOSURE AND COMPLIANCE

•	Each Covered Officer should familiarize himself/herself with the disclosure requirements generally applicable to the Funds;

•	each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including to the Funds’ directors and auditors, governmental regulators, and self-regulatory organizations;

•	each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Funds and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with or submit to the SEC and in other public communications made by the Funds; and

•	it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws rules and regulations.

REPORTING AND ACCOUNTABILITY

Each Covered Officer must:

•	upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he/she has received, read, and understands the Code;

•	annually thereafter affirm to the Board that he/she has complied with the requirements of the Code;

•	not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith; and

•	notify the Funds’ CCO promptly if he/she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The CCO is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals or waivers sought by the Covered Officer will be considered by the Board.

The Funds will follow these procedures in investigating and enforcing this Code:

•	The CCO will take all appropriate action to investigate any potential violations reported to him/her.

•	If, after such investigation, the CCO believes that no violation has occurred, the CCO is not required to take any further action.

•	Any matter that the CCO believes is a violation will be reported to the Board.

•	If the Board concurs that a violation has occurred, it will consider appropriate action, which may include review of and appropriate modifications to applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer.

•	The Board will be responsible for granting waivers, as appropriate.

4

•	Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

OTHER POLICIES AND PROCEDURES

This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Funds’ adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds’ and their investment adviser’s codes of ethics under Rule 17j-1 under the Investment Company Act and the adviser’s more detailed policies and procedures are separate requirements applying to the Covered Officers and others and are not part of this Code.

AMENDMENTS

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of independent directors.

CONFIDENTIALITY

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board and its counsel.

INTERNAL USE

The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any company, as to any fact, circumstance, or legal conclusion.

5

EXHIBIT A

COVERED OFFICERS

Brian F. Hurley	President

Casey Tushaus	Treasurer

6